EXHIBIT 99.1

Gateway Bank Announces New Financial Center in Charlottesville, Virginia

VIRGINIA BEACH, Va., May 6, 2008 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., has announced the opening of its first financial center in Charlottesville.

The newest financial center, which opened April 28, 2008, is located at 204 Albemarle Square. D. Ben Berry, chairman and chief executive officer of Gateway Bank, stated, "We have assembled an experienced team in Charlottesville and look forward to introducing our exceptional products and services and unwavering commitment to customer service."

Donna Richards, Charlottesville market president, agrees, "There is no question that Gateway offers some of the most competitive consumer and business products and services available, but Gateway's philosophy of hiring the best and most experienced bankers is the cornerstone to its success."

"I am thrilled to be a part of this strong and growing financial institution," says Brad Melton, financial center manager. "Our team is committed to making Gateway Bank a strong competitor in this market."

About the Company:

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-six full-service financial centers - twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and fifteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and Chief Executive
           Officer
          757-422-8000